UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2012 (April 4, 2012)

Black Ridge Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-53952	27-2345075
(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Wayzata Boulevard, Suite 310, Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

(952) 426-1241

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 4, Black Ridge Oil & Gas, Inc., formerly known as Ante5, Inc. (the “Company”) entered into a new Secured Revolving Credit Agreement dated April 4, 2012 with Dougherty Funding LLC as Lender (the “Credit Facility”). Under the terms of the Credit Facility, up to $10,000,000 maximum is available from time to time (i) to fund, or to reimburse the Company for, the Company’s pro-rata share of development and production costs for oil wells that relate to the Company’s oil and gas leasehold interests for which there is a valid and enforceable Authorization for Expenditure and that are incurred from and after the date of the Credit Facility, and (ii) to reimburse the Company for amounts that the Company paid from its own funds or from funds that it borrowed under its previous credit facility from Prenante5, LLC as agent pursuant to the Revolving Credit and Security Agreement dated May 2, 2011 (the “Previous Credit Facility”). Availability under the Credit Facility is subject to payoff of the Previous Credit Facility and release of liens thereunder and other conditions precedent.

Interest on the unpaid principal balance of the Credit Facility shall accrue and be payable monthly at the following per annum rates (i) unless, and except to the extent that, clause (ii) applies, 9.0%; and (ii) if the Company does not raise equity funds in excess of $10,000,0000 and if the then outstanding unpaid principal balance of the Credit Facility exceeds $5,000,000, 9.5% on such balance in excess of $5,000,000. The Company must also pay the Lender quarterly a commitment fee in an amount equal to 0.25% of the average unadvanced line of credit for the pervious quarter.

The Credit Facility is secured by substantially all of the Company’s assets and has typical representations and warranties, covenants, and events of default, including, subject to certain exceptions, incurrence of additional indebtedness. The Credit Agreement requires that the Company meet certain conditions to obtain additional advances under the Credit Facility, including providing certain documentation related to the Company’s oil and gas properties. The Lender has the right to approve advances for properties which are not held by production. In addition, the Company must maintain available cash and specified cash equivalents in an amount that is not less than the greater of (i) $300,000 and (ii) 12 months’ then-regularly scheduled payments of interest on the outstanding amount of advances.

The Credit Facility will mature on March 31, 2014. The maturity date may be extended two times, each time for an additional one- year period, at the written request of the Company given to the Lender no earlier than sixty (60) days prior to the expiration of the then-existing maturity date provided that (i) as of both the date of the Borrower’s written request and such then-existing maturity date, the Company meets specified conditions similar to those for initial draws under the Credit Facility and the Company pays to the Lender on the first business day of the extended period an extension fee in the amount of $100,000.

This summary is qualified in its entirety by references to the terms of the Credit Facility attached hereto as Exhibit 10.1 which is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the closing of the Credit Facility, the Company will pay-off amounts outstanding, including accrued interest, and has given notice to the lenders of the Previous Credit Facility to terminate the Previous Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

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Item 7.01 Regulation FD Disclosure.

On April 4, 2012, the Company issued a press release announcing the new Credit Facility. The press release announces Black Ridge’s net well position has grown by 180% since the third quarter of 2011 and by 57% since the end of 2011.

A copy of the press release is being furnished pursuant to Regulation FD as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information in the press release shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the press release shall not be deemed to be incorporated by reference into the Company's filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except as set forth with respect thereto in any such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Secured Revolving Credit Agreement dated April 4, 2012 between Black Ridge Oil & Gas, Inc., as Borrower and Dougherty Funding LLC as Lender.

99.1	Press release dated April 9, 2012 (furnished).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BLACK RIDGE OIL & GAS, INC. (Registrant)

Date: April 9, 2012	By:	/s/ Ken DeCubellis
Ken DeCubellis Chief Executive Officer

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